PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
July 22, 2014	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Record Results for the Second Quarter of 2014

Declares Cash Dividend of $0.19 per Share

(Manhattan, KS, July 22, 2014) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported record net earnings of $2.1 million ($0.65 per diluted share) for the quarter ended June 30, 2014, compared to $1.4 million ($0.45 per diluted share) for the second quarter of 2013. For the six months ended June 30, 2014, Landmark reported record net earnings of $3.8 million ($1.18 per diluted share), compared to $2.8 million ($0.91 per diluted share) in the first half of 2013. Management will host a conference call to discuss these results at 2:00 p.m. (CT) on Wednesday, July 23, 2014. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through August 25, 2014, by dialing (877) 344-7529 and using conference number 10049896.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.19 per share, to be paid August 25 2014, to common stockholders of record on August 13, 2014.

Michael E. Scheopner, President and Chief Executive Officer, commented: “We are pleased to report record net earnings of $2.1 million for the second quarter of 2014, a 47.4% year-over-year increase, driven primarily by our acquisition of Citizens Bank on November 1, 2013. The Citizens Bank acquisition represented a milestone in our disciplined approach to building the scale of Landmark National Bank’s franchise, adding to our earning power through higher interest-earning assets, net interest margin and non-interest income in the first half of 2014. We are very excited about our new customer relationships, expanding Landmark’s already strong presence and opening up additional opportunities in key markets in eastern Kansas. During the second quarter of 2014, return on average assets was 1.01% and return on average equity was 12.46%, representing increases from 0.88% and 8.79%, respectively, during the second quarter of 2013. While we continue to focus on growing Landmark’s loan portfolio with quality credit relationships, the low interest rate environment and slow-growth economy represent ongoing headwinds to improving our net interest margin and expanding lending. Despite these headwinds, we believe that Landmark’s risk management practices and capital strength position us well for long-term growth as the economy expands and the interest rate environment begins to return to a more normal level.”

Second Quarter Financial Highlights

Net interest income was $6.1 million for the quarter ended June 30, 2014, an increase of $1.6 million, or 36.7%, from the second quarter of 2013. Net interest margin, on a tax equivalent basis, increased from 3.34% in the second quarter of 2013 to 3.47% in the second quarter of 2014. The increases in net interest income and net interest margin were primarily the result of the acquisition of Citizens Bank, which increased average interest-earning assets 29.5% from $573.0 million in the second quarter of 2013 to $742.3 million in the second quarter of 2014. A $300,000 provision for loan losses was recorded in the second quarters of both 2014 and 2013.

Total non-interest income was $4.1 million in the second quarter of 2014, an increase of $1.6 million, or 63.1%, compared to the same period of 2013, primarily as a result of a $967,000 increase in gains on sales of loans. The Citizens Bank acquisition contributed to the increase in gains on sales of loans as well as increases of $517,000 in fees and service charges and $129,000 in other non-interest income, which was driven by higher lease revenue associated with the acquisition.

In the second quarter of 2014, Landmark recognized $39,000 in gains on sales of investment securities after selling approximately $1.1 million of municipal bonds which were identified for sale as part of the ongoing credit review of the portfolio. No such gains or losses were realized during the second quarter of 2013.

Non-interest expense increased $2.2 million, or 45.9%, to $7.1 million for the second quarter of 2014 compared to the same period of 2013. The increase in non-interest expense was primarily the result of increases of $1.0 million in compensation and benefits, $361,000 in occupancy and equipment, $332,000 in other non-interest expense, $314,000 in amortization expense and $99,000 in data processing. The higher expenses in the second quarter of 2014 primarily reflected ongoing operating costs relating to the eight additional branches assumed in the Citizens Bank acquisition. The increase in amortization expense in the second quarter of 2014 was primarily the result of a lower level of expense recorded during 2013 as a result of the reversal of a $212,000 valuation allowance against Landmark’s mortgage servicing rights portfolio. During the second quarter of 2014, Landmark recorded income tax expense of $792,000, compared to $417,000 during the same period of 2013. Landmark’s effective tax rate increased from 22.8% in the second quarter of 2013 to 27.6% in the second quarter of 2014 as a result of higher earnings before income taxes, while tax-exempt income remained stable between the periods.

First Half Financial Highlights

Net interest income was $12.1 million for the first six months of 2014, an increase of $3.2 million, or 36.8%, from the same period of 2013. Net interest margin, on a tax equivalent basis, increased from 3.36% in the first half of 2013 to 3.48% in the same period of 2014. The increases in net interest income and net interest margin were primarily the result of the acquisition of Citizens Bank, which increased average interest-earning assets 29.9% from $569.2 million during the first six months of 2013 to $739.6 million in the same period of 2014. Landmark’s provision for loan losses declined to $450,000 during the first six months of 2014 from $600,000 during the same period of 2013.

Total non-interest income was $7.4 million in the first six months of 2014, an increase of $2.2 million, or 42.6%, compared to the same period of 2013, primarily as a result of increases of $1.1 million in gains on sales of loans, $879,000 in fees and service charges and $309,000 in other non-interest income. The increase in non-interest income was primarily a result of the Citizens Bank acquisition.

Non-interest expense increased $4.2 million, or 42.7%, to $13.9 million for the first six months of 2014 compared to the same period of 2013. The increase in non-interest expense was primarily the result of increases of $2.1 million in compensation and benefits, $772,000 in occupancy and equipment, $525,000 in other non-interest expense, $395,000 in amortization and $251,000 in data processing. The higher expenses in 2014 primarily reflected ongoing operating costs relating to the branches assumed in the Citizens Bank acquisition. The increase in amortization expense in the first half of 2014 was primarily the result of a lower level of expense recorded during 2013 as a result of the reversal of a $212,000 valuation allowance against Landmark’s mortgage servicing rights portfolio. During the first six months of 2014, Landmark recorded income tax expense of $1.4 million, compared to $812,000 during the same period of 2013. Landmark’s effective tax rate increased from 22.2% in the first half of 2013 to 26.6% in the same period of 2014 as a result of higher earnings before income taxes, while tax-exempt income remained stable between the periods.

Balance Sheet Highlights

Total assets increased $7.2 million, or 0.9%, to $836.0 million at June 30, 2014, from $828.8 million at December 31, 2013. Net loans decreased $1.3 million, or 0.3%, to $412.7 million at June 30, 2014, compared to $414.0 million at December 31, 2013. Investment securities increased $16.9 million, or 5.5%, to $322.4 million at June 30, 2014, from $305.5 million at December 31, 2013. Stockholders’ equity increased to $68.7 million (book value of $21.64 per share) at June 30, 2014, from $62.7 million (book value of $19.96 per share) at December 31, 2013. In addition to retained earnings, the increase in stockholders’ equity was due in part to unrealized gains on investment securities. The ratio of equity to total assets increased to 8.22% at June 30, 2014, from 7.56% at December 31, 2013, and the ratio of tangible equity to tangible assets increased to 5.74% from 5.00% as of the same dates.

At June 30, 2014, the allowance for loan losses was $5.1 million, or 1.23% of gross loans outstanding, compared to $5.5 million, or 1.32% of gross loans outstanding, at December 31, 2013. Non-performing loans decreased to $6.6 million, or 1.57% of gross loans, at June 30, 2014, from $9.8 million, or 2.35% of gross loans, at December 31, 2013. Landmark recorded net loan charge-offs of $841,000 during the first six months of 2014 compared to net loan charge-offs of $276,000 during the same period of 2013. The increase in net loan charge-offs was principally associated with a previously impaired commercial loan relationship that was liquidated during the second quarter of 2014.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi)  changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; and (xvi) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	June 30,	December 31,
	2014	2013
ASSETS:
Cash and cash equivalents	$18,003	$29,735
Investment securities	322,411	305,517
Loans, net	412,678	414,016
Loans held for sale	11,006	7,864
Premises and equipment, net	20,851	20,634
Bank owned life insurance	17,597	17,342
Goodwill	17,532	17,532
Other intangible assets, net	4,481	4,811
Other assets	11,452	11,304
TOTAL ASSETS	$836,011	$828,755

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$684,536	$687,486
Federal Home Loan Bank and other borrowings	68,557	68,744
Other liabilities	14,208	9,833
Total liabilities	767,301	766,063
Stockholders' equity	68,710	62,692
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$836,011	$828,755

LOANS (unaudited):

One-to-four family residential real estate	$127,567	$125,087
Construction and land	22,967	23,776
Commercial real estate	118,158	119,390
Commercial	56,115	61,383
Agriculture	63,370	62,287
Municipal	9,397	8,846
Consumer	20,195	18,600
Net deferred loan costs and loans in process	58	187
Allowance for loan losses	(5,149)	(5,540)
Loans, net	$412,678	$414,016

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$6,550	$9,836
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	191	400
Total non-performing assets	$6,741	$10,236

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.34%	0.34%
Total non-performing loans to gross loans outstanding	1.57%	2.35%
Total non-performing assets to total assets	0.81%	1.24%
Allowance for loan losses to gross loans outstanding	1.23%	1.32%
Allowance for loan losses to total non-performing loans	78.61%	56.32%
Equity to total assets	8.22%	7.56%
Tangible equity to tangible assets (1)	5.74%	5.00%
Book value per share (2)	$21.64	$19.96

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

(2) Per share value at December 31, 2013 has been adjusted to give effect to the 5% stock dividend paid during December 2013.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Interest income:
Loans	$5,248	$3,992	$10,469	$7,950
Investment securities and other	1,625	1,212	3,209	2,431
Total interest income	6,873	5,204	13,678	10,381

Interest expense:
Deposits	314	346	640	732
Borrowed funds	483	412	962	821
Total interest expense	797	758	1,602	1,553

Net interest income	6,076	4,446	12,076	8,828
Provision for loan losses	300	300	450	600
Net interest income after provision for loan losses	5,776	4,146	11,626	8,228

Non-interest income:
Fees and service charges	1,922	1,405	3,592	2,713
Gains on sales of loans, net	1,846	879	2,962	1,909
Bank owned life insurance	128	137	255	290
Other	251	122	574	265
Total non-interest income	4,147	2,543	7,383	5,177

Investment securities:
Net impairment losses	-	-	-	-
Gains on sales of investment securities, net	39	-	39	-
Investment securities gains, net	39	-	39	-

Non-interest expense:
Compensation and benefits	3,494	2,453	6,978	4,906
Occupancy and equipment	1,094	733	2,207	1,435
Professional fees	329	257	615	482
Amortization of intangibles	331	17	635	240
Data processing	344	245	713	462
Advertising	108	107	220	214
Federal deposit insurance premiums	133	123	265	231
Foreclosure and real estate owned expense	18	18	31	59
Other	1,242	910	2,240	1,715
Total non-interest expense	7,093	4,863	13,904	9,744

Earnings before income taxes	2,869	1,826	5,144	3,661
Income tax expense	792	417	1,368	812
Net earnings	$2,077	$1,409	$3,776	$2,849

Net earnings per share (1)
Basic	$0.65	$0.46	$1.19	$0.93
Diluted	0.65	0.45	1.18	0.91

Shares outstanding at end of period (1)	3,174,799	3,082,625	3,174,799	3,082,625

Weighted average common shares outstanding - basic (1)	3,174,765	3,072,334	3,161,998	3,070,604
Weighted average common shares outstanding - diluted (1)	3,215,194	3,135,865	3,201,211	3,126,949

OTHER DATA (unaudited):

Return on average assets (2)	1.01%	0.88%	0.92%	0.90%
Return on average equity (2)	12.46%	8.79%	11.66%	8.98%
Return on average tangible equity (2) (3)	18.61%	11.60%	17.60%	11.87%
Net interest margin (2) (4)	3.47%	3.34%	3.48%	3.36%

(1) Share and per share values at or for the periods ended June 30, 2013 have been adjusted to give effect to the 5% stock dividend paid during December 2013.

(2) Information for the three and six months ended June 30 is annualized.

(3) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.

(4) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.